Exhibit 99.1
551 Fifth Avenue
Suite 300
New York, NY 10176
PRESS RELEASE

Contact:
Investors & Analysts:	David Farwell	Media:	Tony Mitchell
	(415) 733-4040		(212) 297-9828
	dfarwell@abm.com		tony.mitchell@abm.com
For Immediate Release
ABM INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL 2008 FINANCIAL RESULTS
Company Meets EPS Guidance
Quarterly and Annual Revenue Growth Exceeds 30%
Increases Quarterly Dividend by 4%
NEW YORK, NY — December 15, 2008 — ABM Industries Incorporated (NYSE:ABM) today reported revenues of $905.8 million for the fourth quarter of fiscal 2008, a 31% increase over $691.4 million in the year-ago quarter. For the full fiscal year, ABM increased revenues by 34%, to $3.6 billion, compared to fiscal year 2007 revenues of $2.7 billion. Net income was $11.6 million for the fourth quarter of 2008 compared with $15.0 million for the fourth quarter of 2007. Full-year net income was $45.4 million, or $0.88 per diluted share, compared to $52.4 million, or $1.04 per diluted share, for fiscal year 2007. Net income for fiscal year 2008 includes a $7.3 million loss, or $0.15 per diluted share, related to the Company’s former Amtech Lighting Services business.
Income from continuing operations for the fourth quarter of 2008 was $14.8 million compared to $14.8 million in the year-ago quarter. Adjusted income from continuing operations, which excludes items affecting comparability, increased 28% to $18.6 million for the fourth quarter of 2008 compared to $14.5 million in the fourth quarter of 2007. For the full year, the Company reported income from continuing operations of $52.7 million, or $1.03 per diluted share, compared to $50.6 million, or $1.00 per diluted share, in fiscal year 2007. Adjusted income from continuing operations for fiscal year 2008 increased 15% to $56.3 million, or $1.10 per diluted share, compared to fiscal year 2007 adjusted income from continuing operations of $48.8 million, or $0.96 per diluted share. Fiscal year 2008 results for both income from continuing operations and adjusted income from continuing operations were in line with guidance. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
Operating profit for the fourth quarter of 2008 increased to $25.8 million, up 7% over fourth quarter of 2007 operating profit of $24 million. Operating profit for fiscal year 2008 also rose, to $99.5 million, a 29% increase compared to fiscal year 2007 operating profit of $77.2 million.
New York Stock Exchange Symbol: ABM

The Company’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability) for the fourth quarter of 2008 was $42.0 million, 52% higher than fourth quarter of 2007 adjusted EBITDA of $27.6 million. Fiscal year 2008 adjusted EBITDA grew by 46% to $133.4 million compared to $91.5 million for fiscal year 2007. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
“ABM produced strong operating results for the fourth quarter and the fiscal year, despite one of the most historically challenging economic climates for doing business,” said Henrik Slipsager, president and chief executive officer of ABM Industries. “The Company’s double-digit growth in revenues, operating profit and adjusted EBITDA for the full year demonstrates the strength of our businesses. We achieved 3% organic revenue growth in fiscal 2008, excluding OneSource revenues, even with economic deterioration in certain regions and sectors. Our acquisition of OneSource early in the fiscal year enabled us to achieve revenue growth of 34% and adjusted EBITDA growth of 46% for fiscal year 2008, which we believe is a clear indication of our successful integration of this strategic acquisition.”
As previously announced, during the fourth quarter of 2008 the Company completed the sale of substantially all of the operating assets of its Amtech Lighting Services business to Sylvania Lighting Services, a subsidiary of OSRAM SYLVANIA. The proceeds already received from the sale of the lighting business, and amounts anticipated to be realized over time from retained assets, primarily receivables, are expected to total approximately $70 million to $75 million.
Slipsager continued: “Given economic and market conditions, we are conservatively managing resources and expenses. We lowered the Company’s debt by $86 million, to $230 million, compared to the level at January 31, 2008. Operating cash flow from continuing operations improved by $4.7 million for the year, and by $15.1 million compared to the third quarter of 2008. We believe that the combination of continued growth in our core businesses, strong management of cash and operations and our unmatched national footprint in facility services will position us for improved results in fiscal year 2009, despite continued economic weakness.”
The Company also announced that the Board of Directors has declared a first quarter cash dividend of $0.13 per common share payable on February 2, 2009 to stockholders of record on January 8, 2009. This will be ABM’s 171st consecutive quarterly cash dividend, and is $0.005, or 4%, above the $0.125 per share quarterly dividend declared and paid for the first quarter of 2008.
Guidance
In light of the uncertain economic environment, the Company is providing guidance for only the first half of fiscal year 2009. The Company expects income from continuing operations per diluted share in the range of $0.42 to $0.50 for the first half of fiscal year 2009 and, for the same period, adjusted income from continuing operations per diluted share in the range of $0.46 to $0.54. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
New York Stock Exchange Symbol: ABM

Conference Call Presentation
In connection with the conference call to discuss earnings (see below), a slide presentation related to earnings and operations will be available at the Company’s website at www.abm.com, under the “Investor Relations” tab.
Conference Call
On Tuesday, December 16, 2008, at 9:00 a.m. (EST), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer James S. Lusk. The webcast will be accessible at: http://investor.shareholder.com/media/eventdetail.cfm?eventid=62997&CompanyID=ABM&e=1&mediaKey=C3DA5 A2F31A40959E5A7664D2A8BEF5D. (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)
Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complementary audio software that might be required.
Following the call, the webcast will be available on the Company’s website at this URL for a period of one year.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 877-856-1965 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 888-203-1112, and then entering ID #5227241.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is among the leading providers of facility services in the United States. With fiscal 2008 revenues in excess of $3.6 billion and more than 100,000 employees, ABM provides janitorial, parking, security and engineering services for thousands of commercial, industrial, institutional and retail facilities across the United States, Puerto Rico and British Columbia, Canada. ABM’s business services include ABM Janitorial Services; ABM Engineering Services; ABM Facility Services; Ampco System Parking; and ABM Security Services.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. In addition, the financial results reported in this release continue to be subject to adjustment until filing of the Company’s annual report on Form 10-K for the year ended October 31, 2008. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) slowdown in the Company’s acquisition activity and diversion of management focus from operations as a result of acquisitions or the failure to timely realize anticipated cost savings and synergies from acquisitions; (2) functional delays and resource constraints from the Company’s transition to new information technology systems; (3) disruption in functions affected by the transition to Shared Services Centers and relocation of corporate headquarters from San Francisco to New York City; (4) the inability to collect accounts receivable retained by the Company in connection with the sale of its lighting business, which could result in the Company realizing less than anticipated in connection with the sale of the lighting business; (5) a change in the frequency or severity of claims against the Company, a deterioration in claims management, the cancellation or non-renewal of the Company’s primary insurance policies or a change in our customers’ insurance needs; (6) a change in estimated claims; (7) debt service requirements that cause expense variations and affect cash flow; (8)
New York Stock Exchange Symbol: ABM

continuation of the current economic crisis and a deepening of the current recession which could result in further decline in commercial office building occupancy and rental rates that lowers sales and profitability; (9) turmoil in the credit markets could impact our ability to collect receivables; (10) events or circumstances that may result in impairment of goodwill recognized on the OneSource or other acquisitions; (11) labor disputes that lead to a loss of sales or expense variations; (12) financial difficulties or bankruptcy of a major customer or multiple customers; (13) the loss of long-term customers; (14) intense competition that lowers revenue or reduces margins; (15) an increase in costs that the Company cannot pass on to customers; (16) natural disasters or acts of terrorism that disrupt the Company in providing services; (17) significant accounting and other control costs that reduce the Company’s profitability; (18) the unfavorable outcome in one or more of the several class and representative action lawsuits alleging various wage and hour claims; and (19) other issues and uncertainties that may include: unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, new accounting pronouncements or changes in accounting policies, changes in U.S. immigration law that raise the Company’s administration costs, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital; and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
To supplement ABM’s consolidated financial information, we have presented fourth quarter and full-year income from continuing operations for fiscal 2008 and 2007 and guidance for the first half of fiscal year 2009, as adjusted for items impacting comparability. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends and ABM’s marketplace performance. In addition, we have presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the fourth quarter and full year of fiscal 2008 and 2007. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
— FINANCIAL TABLES FOLLOWING —
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New York Stock Exchange Symbol: ABM

Financial Schedules
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,	October 31,
	2008	2007

Assets
Cash and cash equivalents	$710	$136,192
Trade accounts receivable, net	473,263	349,195
Other current assets	126,588	99,332
Current assets of discontinued operations	34,508	58,171

Total current assets	635,069	642,890
Goodwill	535,772	234,177
Other intangibles, net	62,179	24,573
Other non-current assets	305,688	173,500
Non-current assets of discontinued operations	11,205	45,533

Total assets	$1,549,913	$1,120,673

Liabilities
Current liabilities	$351,007	$272,084
Current liabilities of discontinued operations	10,082	17,660
Non-current liabilities	544,773	220,996
Non-current liabilities of discontinued operations	—	4,175

Total liabilities	905,862	514,915

Stockholders’ Equity	644,051	605,758

Total liabilities and stockholders’ equity	$1,549,913	$1,120,673

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended October 31,
	2008	2007

Net cash provided by continuing operating activities	28,851	59,709
Net cash provided by discontinued operating activities	624	4,150

Net cash provided by operating activities	$29,475	$63,859

Net cash used in continuing investing activities	(7,788)	(30,619)
Net cash provided by discontinued investing activities	33,466	86

Net cash provided by (used in) investing activities	$25,678	$(30,533)

Proceeds from exercises of stock options (including income tax benefit)	1,635	1,543
Dividends paid	(6,370)	(6,002)
Borrowings from line of credit	152,000	—
Repayment of borrowings from line of credit	(207,000)	—

Net cash used in financing activities	$(59,735)	$(4,459)

	Year Ended October 31,
	2008	2007

Net cash provided by continuing operating activities	59,978	55,227
Net cash provided by (used in) discontinued operating activities	6,032	(932)

Net cash provided by operating activities	$66,010	$54,295

Net cash used in continuing investing activities	(454,481)	(54,534)
Net cash provided by (used in) discontinued investing activities	33,640	(260)

Net cash used in investing activities	$(420,841)	$(54,794)

Proceeds from exercises of stock options (including income tax benefit)	14,620	26,495
Dividends paid	(25,271)	(23,805)
Borrowings from line of credit	810,500	—
Repayment of borrowings from line of credit	(580,500)	—

Net cash provided by financing activities	$219,349	$2,690

CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended October 31,		Increase
	2008	2007	(Decrease)

Revenues	$905,782	$691,442	31.0%
Expenses
Operating	795,706	616,771	29.0%
Selling, general and administrative	79,955	49,155	62.7%
Amortization of intangible assets	4,292	1,459	—

Total expenses	879,953	667,385	31.9%

Operating profit	25,829	24,057	7.4%
Interest expense	3,265	120	—

Income from continuing operations before income taxes	22,564	23,937	-5.7%
Provision for income taxes	7,746	9,125	-15.1%

Income from continuing operations	14,818	14,812	—
Income (loss) from discontinued operations	(3,232)	203	—

Net income	$11,586	$15,015	-22.8%

Net income per common share — Basic
Income from continuing operations	$0.29	$0.29	—
(Loss) Income from discontinued operations	(0.06)	—	—

	$0.23	$0.30	-23.3%

Net income per common share — Diluted
Income from continuing operations	$0.29	$0.29	—
(Loss) Income from discontinued operations	(0.07)	0.01	—

	$0.22	$0.30	-26.7%

Average Common And Common Equivalent Shares
Basic	50,914	49,988
Diluted	51,711	50,894

Dividends Declared Per Common Share	$0.125	$0.12

CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Year Ended October 31,		Increase
	2008	2007	(Decrease)

Revenues	$3,623,590	$2,706,105	33.9%
Expenses
Operating	3,224,696	2,429,694	32.7%
Selling, general and administrative	287,650	193,658	48.5%
Amortization of intangible assets	11,735	5,565	110.9%

Total expenses	3,524,081	2,628,917	34.1%

Operating profit	99,509	77,188	28.9%
Interest expense	15,193	453	—

Income from continuing operations before income taxes	84,316	76,735	9.9%
Provision for income taxes	31,585	26,088	21.1%

Income from continuing operations	52,731	50,647	4.1%
Income (loss) from discontinued operations	(7,297)	1,793	—

Net Income	$45,434	$52,440	-13.4%

Net Income Per Common Share — Basic
Income from continuing operations	$1.04	$1.02	2.0%
Income (loss) from discontinued operations	(0.14)	0.04	—

	$0.90	$1.06	-15.1%

Net Income Per Common Share — Diluted
Income from continuing operations	$1.03	$1.00	3.0%
Income (loss) from discontinued operations	(0.15)	0.04	—

	$0.88	$1.04	-15.4%

Average Common And Common Equivalent Shares
Basic	50,519	49,496
Diluted	51,386	50,629

Dividends Declared Per Common Share	$0.50	$0.48

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended October 31,		Increase
	2008	2007	(Decrease)

Revenues
Janitorial	$622,174	$412,890	50.7%
Parking	119,003	116,363	2.3%
Security	84,952	81,348	4.4%
Engineering	79,070	78,951	0.2%
Corporate	583	1,890	-69.2%

	$905,782	$691,442	31.0%

Operating Profit
Janitorial	$36,074	$25,006	44.3%
Parking	5,721	4,974	15.0%
Security	2,790	2,152	29.6%
Engineering	5,794	5,456	6.2%
Corporate	(24,550)	(13,531)	81.4%

Operating profit	25,829	24,057	7.4%
Interest expense	(3,265)	(120)	—

Income from continuing operations before income taxes	$22,564	$23,937	-5.7%

	Year Ended October 31,		Increase
	2008	2007	(Decrease)

Revenues
Janitorial	$2,492,270	$1,621,557	53.7%
Parking	475,349	454,964	4.5%
Security	333,525	321,544	3.7%
Engineering	319,847	301,600	6.1%
Corporate	2,599	6,440	(59.6)%

	$3,623,590	$2,706,105	33.9%

Operating Profit
Janitorial	$118,538	$87,471	35.5%
Parking	19,438	20,819	(6.6)%
Security	7,723	4,755	62.4%
Engineering	19,129	15,600	22.6%
Corporate	(65,319)	(51,457)	26.9%

Operating profit	99,509	77,188	28.9%
Interest expense	(15,193)	(453)	—

Income from continuing operations before income taxes	$84,316	$76,735	9.9%

ABM Industries Incorporated
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in millions, except per share data)

	Quarter ended October 31,		Year ended October 31,
	2008	2007	2008	2007
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted Income from Continuing Operations	$18.6	$14.5	$56.3	$48.8

Items Impacting Comparability
Corporate Initiatives/ OneSource Integration Expense	(7.6)	(1.2)	(22.1)	(3.1)
Insurance Adjustments	7.7	1.7	22.5	1.0
IT Deferred Expense Charge	(6.3)	—	(6.3)	—
Gain on Lease Termination	—	—	—	5.0

Total Items Impacting Comparability	(6.2)	0.5	(5.9)	2.9
Income Taxes Expense (Benefit)	(2.4)	0.2	(2.3)	1.1

Items Impacting Comparability, net of taxes	(3.8)	0.3	(3.6)	1.8

Income from Continuing Operations	$14.8	$14.8	$52.7	$50.6

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$42.0	$27.6	$133.4	$91.5

Items Impacting Comparability	(6.2)	0.5	(5.9)	2.9
Discontinued Operations	(3.2)	0.2	(7.3)	1.8
Income Tax	(7.7)	(9.1)	(31.6)	(26.1)
Interest Expense	(3.3)	(0.1)	(15.2)	(0.5)
Depreciation and Amortization	(10.0)	(4.1)	(28.0)	(17.2)

Net Income	$11.6	$15.0	$45.4	$52.4

Reconciliation of Adjusted Income from Continuing Operations per Diluted Share to Income from Continuing Operations per Diluted Share

Adjusted Income from Continuing Operations per Diluted Share	$0.36	$0.28	$1.10	$0.96

Items Impacting Comparability, net of taxes	(0.07)	0.01	(0.07)	0.04

Income from Continuing Operations per Diluted Share	$0.29	$0.29	$1.03	$1.00

Diluted Shares	51.7	50.9	51.4	50.6

ABM Industries Incorporated
Reconciliation of Adjusted Income from Continuing Operations per Diluted Share to
Income from Continuing Operations per Diluted Share for the Six Months Ending April 30, 2009

	2009 Low Estimate	2009 High Estimate
	(per diluted share)
Adjusted Income from Continuing Operations per Diluted Share	$0.46	$0.54

Adjustments to Continuing Operations (a)	(0.04)	(0.04)

Income from Continuing Operations per Diluted Share	$0.42	$0.50

(a)	The adjustment to continuing operations includes: (i) costs associated with the implementation of a new payroll and human resources information system, the upgrade of the Company’s accounting system, the completion of the corporate move from San Francisco, and the integration costs associated with OneSource aggregating ($0.15) per share, offset by (ii) the positive settlement against a former third party administrator of its workers’ compensation claims in the amount of $0.11 per share. The adjusted estimate is ($0.04.)